Exhibit 99.1
For Further Information, Contact:

Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Jaia Zimmerman
The Blueshirt Group	RightNow Technologies
415.217.7722	650.653.4441 Office
todd@blueshirtgroup.com	650.464.8462 Cell
stacie@blueshirtgroup.com	jzimmerman@rightnow.com
RightNow Prices $150 Million of 2.50% Convertible Senior Notes due 2030
BOZEMAN, Mont. (November 17, 2010) — RightNow Technologies, Inc. (“RightNow” or the “company”) (NASDAQ: RNOW) today announced that it has priced $150 million in aggregate principal amount of 2.50% convertible senior notes due 2030 (the “Notes”) to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The aggregate principal amount was increased from $125 million to $150 million from the proposed private offering that was announced November 15, 2010.
The Notes will have an initial conversion rate of approximately 31.36 shares of RightNow common stock (subject to adjustment in certain circumstances) per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $31.89 per share of RightNow common stock. The initial conversion price represents a premium of 30% to the closing price of RightNow’s common stock on November 16, 2010, which was $24.53 per share.
The Notes will bear interest at a rate of 2.50% per annum and will mature on November 15, 2030, unless earlier redeemed, repurchased or converted.
RightNow also granted the initial purchasers an over-allotment option to purchase up to an additional $25 million in aggregate principal amount of Notes within 13 days on the same terms and conditions. The sale of the Notes is expected to close on November 22, 2010, subject to customary closing conditions.
The Notes will be general unsecured obligations, ranking equally in right of payment to all existing and future senior indebtedness and senior in right of payment to any future indebtedness that is expressly subordinated to the Notes.
RightNow estimates that the net proceeds from the offering will be approximately $145.6 million (or approximately $169.9 million if the initial purchasers exercise in full their over-allotment option to purchase additional Notes) after payment of the initial purchasers’ discounts and offering expenses. RightNow intends to use the net proceeds from the offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, stock repurchases, and working capital. A portion of the net proceeds from the offering may be used for stock repurchases under our $25 million stock repurchase program.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The Notes and the shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the
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Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Cautionary Statement:
The statements in this release relating to the terms and timing of the proposed offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not RightNow will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Please refer to RightNow’s public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors, including the risk factors contained in RightNow’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission, that could cause actual results to differ materially from current expectations.
Readers are cautioned not to place undue reliance on RightNow’s forward-looking statements, which speak only as of the date such statements are made. RightNow assumes no obligation to update the forward-looking information contained in this press release.
FRNOW

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